Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

NeuroBo Pharmacetuicals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees to be paid	Equity	Common stock, $0.0001 par value per share	Other(2)	22,629,907	$0.76	$17,198,729	0.0001102	$1,895.30
	Total Offering Amounts							$1,895.30
	Total Fee Offsets							$-
	Net Fee Due							$1,895.30

(1)	Represents shares offered by the selling stockholders consisting of (a) 12,629,907 outstanding shares of the Registrant’s common stock and (b) 10,000,000 shares of the Registrant’s common stock issuable upon the exercise of outstanding warrants to purchase the Registrant’s common stock. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $0.76 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on January 18, 2023.